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                                                                  EXHIBIT 10.34

                             SOLO SERVE CORPORATION
                            1610 Cornerway Boulevard
                           San Antonio, Texas  78219




July 8, 1996

Ross E. Bacon
2279 Encino Loop
San Antonio, TX 78247

Re:  Confirmation of Offer of Employment

Dear Ross:

     Confirming our conversation, listed below are what you accepted and agreed to as conditions of your employment with Solo Serve Corporation.

     You will be employed in the capacity of Vice president and Chief Financial Officer, reporting to David Dash, President and Chief Executive Officer. You will be responsible for all Accounting and Financial functions, Management Information Systems, Insurance Contracts and Services, and other duties as assigned by the President.

     Your salary will be paid during the time you are actively employed with the Company at the rate of ninety thousand dollars ($90,000) per year. Salary is currently paid semi-monthly on the 15th and last day of the month.

     You will receive a grant of twenty thousand (20,000) shares on the day you commence employment which will be fully vested and exercisable one year from the date of hire. The shares will be fully vested sooner if there is a change in the ownership control of Solo Serve. Options will be priced in accordance with the terms of the Option Plan.

     If your employment is terminated by the Company for any reason other than "for cause," as defined in attachment A, you will receive severance pay as follows: Three (3) months base salary as severance pay if termination occurred in the first six (6) months; and six (6) months base salary as severance pay if your employment is terminated after six (6) months from the date of hire. The severance pay would be payable on the 15th and last day of the month for the qualifying period of time. Should you find employment prior to the severance payments expiring, and your salary is less than your salary at Solo Serve, then the amount of severance payments due would be reduced by the amount of your

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Ross E. Bacon
July 8, 1996
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earnings.  If your salary is greater than your salary at Solo Serve, there would be no further severance payments due.

     You will be entitled to receive a one week paid vacation at an agreed time prior to December 31, 1996, and two weeks paid vacation after December 31, 1996. You will be eligible for long-term disability, medical/life, and dental upon your date of hire. Other benefits include free travel/accident insurance, associate discount, paid Company and personal holidays, and the executive sick pay plan. You are eligible to participate in the 401(k) Retirement Savings Plan after one year of service on the earliest enrollment date permitted by the Plan.

     All associates are employed "At-Will," and either Solo Serve Corporation or yourself is free to terminate the employment relationship at any time, with or without notice, and with or without reason. This letter is not intended to be an employment contract for any definite period of time, but rather to confirm an understanding as to the terms and conditions of your employment.

     Ross, if the above is your understanding of the conversation, please indicate so by signing below and returning the original to me.

Sincerely,

/s/ Jim Miranda
---------------------------
Jim Miranda,
Director of Human Resources




                                        /s/ Ross E. Bacon
---------------------------             ---------------------------------
Date                                    Ross E. Bacon



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                                  ATTACHMENT A


July 8, 1996

RE:  Offer of Employment to Ross E. Bacon

Termination "for cause"

"Cause" shall mean the occurrence of any one or more of the following events:

1. The employee has engaged in willful misconduct, including embezzlement, fraud, or malfeasance in the performance of his duties as prescribed from time to time by the President of the Company;

2. The employee has breached a policy or procedure of the Company which is generally applicable to officers of the Company, which breach is material and continues for a period of 30 days after being given notice of such breach by the Company.

3. The employee has failed to perform his duties as prescribed and amended from time to time by the President which failure continues for a period of 30 days after being given notice of such breach by the Company.

4. The employee has been charged by a governmental agency or department with any violation of law, regulation or ordinance of a governmental entity (other than traffic violations and similar minor offenses) or has violated any judicial decree applicable to the Company or the employee;

5. The employee has materially breached any written agreement between employee and the Company which breach continues for a period of 30 days after being given notice of such breach by the Company; or

6. The employee's representations and warranties prove to be materially false in any manner.